Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 61 to the Registration Statement on Form N-1A of Fidelity Charles Street
Trust: Fidelity Asset Manager: Income, Fidelity Asset Manager, and Fidelity Asset Manager: Growth of our reports dated November 15, 1996 on the financial statements and financial highlights included in the September 30, 1996 Annual Reports to Shareholders of Fidelity Asset Manager: Income, Fidelity Asset Manager, and Fidelity Asset Manager: Growth.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/PRICE WATERHOUSE LLP
    PRICE WATERHOUSE LLP
Boston, Massachusetts
February 12, 1997